Exhibit 10.8

Astro-Med, Inc.

Non-Employee Director Annual Compensation Program

This Non-Employee Director Annual Compensation Program (this “Program”), effective as of February 1, 2012 (the “Effective Date”), sets forth the annual compensation payable to members of the Board of Directors (the “Board”) of Astro-Med, Inc. (the “Company”) who are not also officers and/or employees of the Company (each a “Non-Employee Director” and collectively, the “Non-Employee Directors”). Capitalized terms used in this Program and not otherwise defined herein shall have the meaning as set forth in the Company’s 2007 Equity Incentive Plan (the “Plan”).

TERMS AND CONDITIONS

1. Annual Cash Retainer.

(a) Annual Cash Retainer. Each Non-Employee Director shall receive an annual cash retainer of $7,000 (the “Annual Cash Retainer”), which, unless otherwise elected under Section 1(b)(i) hereof, shall be paid to such Non-Employee Director, so long as he or she continues to serve as a director of the Company, in four equal quarterly installments on the first day of each fiscal quarter (i.e., the first day of February, May, August and November) (each a “Payment Date” and collectively, the “Payment Dates”). The Annual Cash Retainer payable to any Non-Employee Director who is first elected or appointed after February 1 of any fiscal year shall be pro rated as follows:

(i) Any Non-Employee Director who is elected or appointed within thirty (30) days of a Payment Date shall receive the installment due on the Payment Date immediately prior to such election or appointment and a pro rata portion of the Annual Cash Retainer equal to the number of quarterly installments payable on Payment Dates occurring after such Non-Employee Director’s election or appointment.

(ii) Any Non-Employee Director who is elected or appointed more than thirty (30) days following a Payment Date shall receive a pro rata portion of the Annual Cash Retainer equal to the number of quarterly installments payable on Payment Dates occurring after such Non-Employee Director’s election or appointment.

(b) Election to Receive Common Shares.

(i) No later than January 31st of any year (the “Election Date”), each Non-Employee Director may elect to receive, in lieu of the Annual Cash Retainer, shares of the Company’s common stock, $0.05 par value per share (the “Common Shares”) equal in value to all or a portion of the Annual Cash Retainer for the following fiscal year and for each fiscal year thereafter until such election is revoked by a subsequent election received on or before the Election Date, to be effective for the subsequent fiscal year(s).

(ii) Any election made under Section 1(b)(i) shall be made in writing, delivered to Chief Financial Officer on or before the Election Date and shall clearly indicate the amount or percentage of the Annual Cash Retainer the Non-Employee Director elects to receive in the form of Common Shares for the subsequent fiscal year(s) and the amount or percentage of the Annual Cash Retainer the Non-Employee Director elects to receive in cash for the subsequent fiscal year(s).

2. Equity Retainer. Commencing with the 2012 annual meeting of shareholders, upon the adjournment of each annual meeting or special meeting in lieu of an annual meeting of the shareholders of the Company, each Non-Employee Director elected at such meeting shall receive an award of restricted stock (the “Restricted Stock Award”) having a value equal to $20,000 (the “Annual Equity Retainer”) based on the Fair Market Value of such Common Shares as of such date. If a Non-Employee Director is first appointed or elected to the Board of Directors effective on a date other than at the annual shareholders meeting, on the date of such appointment or election, the Non-Employee Director shall receive a pro rata Restricted Stock Award having a value (the “Prorated Equity Retainer”) equal to the product of (x) the Annual Equity Retainer and (y) a fraction, the numerator of which shall be the number of days remaining in the 365-day period following the most recent annual meeting, and the denominator of which shall be 365, but in no event shall such fraction be greater than one (1). The Restricted Stock Award shall be for the number of Common Shares equal to the Annual Equity Retainer or Prorated Equity Retainer, as applicable, divided by the Fair Market Value of such Common Shares on the date of such grant rounded down to the nearest whole number. The Restricted Stock Award will be issued pursuant to Section 8 of the Plan and, in addition to the terms and conditions contained in the Plan, shall be subject to the following terms and conditions:

(a) The restrictions applicable to the grant of the Restricted Stock Award shall lapse and the Restricted Stock Award shall vest on the earlier of twelve (12) months from the date of the grant and the date that is immediately prior to the occurrence of the next annual or special meeting in lieu of annual meeting of the shareholders of the Company following the date on which such Restricted Stock Award was granted (such vesting date referred to as the “Vesting Date”). However, a Non-Employee Director may not sell, transfer, assign, pledge or otherwise encumber the Common Shares received upon the vesting of the Restricted Stock Award prior to the second anniversary of the Vesting Date. The periods during which all or any portion of the Restricted Stock Award is subject to forfeiture or restrictions on transfer as provided in this Section 2(a) shall be referred to herein as a “Restricted Period.”

(b) On the expiration or termination of a Restricted Period, the restrictions shall lapse and a stock certificate for the number of Common Shares with respect to which the restrictions have lapsed shall be delivered, free of all restrictions (except any that may be imposed by law) to the Non-Employee Director.

(c) A Non-Employee Director shall have all of the rights of a shareholder of the Company holding Common Shares, including the right to vote the Common Shares covered by the Restricted Stock Award and to receive all dividends and other distributions paid with respect to such Common Shares; provided, however, that if any such dividends or distributions are paid in Common Shares, such Common Shares shall be subject to the same vesting conditions as the Restricted Stock Award with respect to which the dividends or distributions were paid.

(d) Notwithstanding any other provision hereof, in the event of a Non-Employee Director’s death or disability (within the meaning of Section 22(e)(3) of the Code) or a Change in Control (as defined in the Plan) of the Company, all Restricted Stock Awards granted under this Program to such Non-Employee Director which have not vested on such date shall become immediately vested and no longer subject to restrictions on transfer.

3. Common Shares in lieu of Cash Retainer.

(a) Issuance. In the event a Non-Employee Director makes an election under Section 1(b)(i) to receive Common Shares in lieu of all or a portion of the Annual Cash Retainer, such Common Shares shall be issued on the Payment Dates, and the number of Common Shares to be issued in lieu of such Annual Cash Retainer shall be based on the Fair Market Value of such Common Shares on the applicable Payment Date. Cash shall be paid in lieu of any fractional shares.

(b) Restrictions. In addition to the terms and conditions contained in the Plan, the Common Shares paid in lieu of all of a portion of the Annual Cash Retainer shall be subject to the following terms and conditions:

(i) The Non-Employee Director may not sell, transfer, assign, pledge or otherwise encumber the Common Shares (the “Restrictions”) issued to such Non-Employee Director pursuant to Section 1(b)(i) hereof prior to the first anniversary of the date on which such Common Shares were issued (the “Release Date”).

(ii) Notwithstanding the foregoing, the Common Shares issued in lieu of such Annual Cash Retainer may be transferred, without receipt of consideration by the transferor, during the lifetime of the Non-Employee Director to one or more transferees who are members of the Non-Employee Director’s immediate family or to a trust or other entity maintained for the benefit of such persons, provided that following any such transfer the Common Shares may not be subsequently transferred until the Release Date. For this purpose “immediate family” means the Non-Employee Director’s spouse, parents, children, grandchildren and the spouses of such parents, children and grandchildren.

(iii) The Non-Employee Director shall have all of the rights of a shareholder of the Company holding Common Shares, including the right to vote such Common Shares and to receive all dividends and other distributions paid with respect to such Common Shares; provided, however, that if any such dividends or distributions are paid in Common Shares, such Common Shares shall be subject to the same Restrictions as the Common Shares with respect to which the dividends or distributions were paid.

(iv) In the event of a Non-Employee Director’s death or disability (within the meaning of Section 22(e)(3) of the Code) or a Change in Control (as defined in the Plan) of the Company, all the Common Shares issued in lieu of the Annual Cash Retainer to such Non-Employee Director which are still subject to the Restrictions on such date shall no longer be subject to the Restrictions.

4. Meeting Fees. Each Non-Employee Director shall be paid $500 (the “Meeting Fee”) for each Board and committee meeting attended, including attendance through telephonic means; provided, however, if more than one Board and/or committee meeting is held on any single day, no more than $500 in the aggregate shall be paid for attendance at such meetings. The Meeting Fee for each meeting and committee meeting shall be paid after each such meeting, but in no event more than ninety (90) days after the meeting. The meeting fees shall be payable solely in cash.

5. Non-Statutory Stock Options. In addition to the foregoing compensation, pursuant to Section 6.6 of the Plan and subject to the terms and conditions of the Plan, upon the adjournment of each annual meeting or special meeting in lieu of annual meeting of the shareholders of the Company, each Non-Employee Director automatically receives Nonstatutory Stock Options to purchase 5,000 Common Shares.

3